Exhibit 99.1

JOHN DEERE CAPITAL CORPORATION
OFFICERS’ CERTIFICATE
PURSUANT TO SECTION 4.10(a)
OF THE SALE AND SERVICING AGREEMENT
AND SECTION 3(c) OF THE UNDERWRITING AGREEMENTS

We, Charles G. Dahl and Paul J. Nagel, Vice President and Controller and Assistant Secretary, respectively, of John Deere Capital Corporation, a Delaware corporation (the “Company”), hereby certify for the period from July 24, 2003 to October 31, 2003, that (i) a review has been made under the supervision of each of us of the activities and of the performance of the Company, as Servicer under the Sale and Servicing Agreement dated as of July 15, 2003 among U.S. Bank Trust National Association as Owner Trustee for the John Deere Owner Trust 2003, John Deere Receivables, Inc. and the Company (the “Agreement”) and attached as Exhibit A hereto is a year-end statement as of October 31, 2003 and (ii) to the best of the knowledge of each of us, based on such review, the Company has fulfilled in all material respects all its obligations under the Agreement throughout such period.

Dated at Johnston, Iowa  this 9th day of January, 2004

/s/ Charles G. Dahl
Charles G. Dahl
Vice President and Controller

/s/ Paul J. Nagel
Paul J. Nagel
Assistant Secretary

John Deere Owner Trust 2003	Exhibit A
Fiscal Year Ended 31 October 2003 Statement (Unaudited)

$197,000,000 Class A-1 1.08125% Asset Backed Notes due August 13, 2004

$187,000,000 Class A-2 1.31000% Asset Backed Notes due January 17, 2006

$202,000,000 Class A-3 1.79000% Asset Backed Notes due April 16, 2007

$149,000,000 Class A-4 2.44000% Asset Backed Notes due June 15, 2010

$15,150,000   Class B 2.01000% Asset Backed Notes due June 15, 2010

$7,546,670  Asset Backed Certificates

(1) Amount of principal being paid or distributed during the Fiscal Year:

(a) A-1 Notes:	$85,372,625.23
per $1,000 original principal amount:	$433.36

(b) A-2 Notes:	$0.00
per $1,000 original principal amount:	$0.00

(c) A-3 Notes:	$0.00
per $1,000 original principal amount:	$0.00

(d) A-4 Notes:	$0.00
per $1,000 original principal amount:	$0.00

(e) B Notes:	$0.00
per $1,000 original principal amount:	$0.00

(f) Total:	$85,372,625.23

(2) Amount of interest being paid or distributed during the Fiscal Year:

(a) A-1 Notes:	$571,251.31
per $1,000 original principal amount:	$2.90

(b) A-2 Notes:	$755,324.18
per $1,000 original principal amount:	$4.04

(c) A-3 Notes:	$1,114,871.68
per $1,000 original principal amount:	$5.52

(d) A-4 Notes:	$1,120,976.68
Per $1,000 original principal amount:	$7.52

(e) B Notes:	$93,892.13
per $1,000 original principal amount:	$6.20

(f) Total:	$3,656,315.98

(3) After giving effect to distributions, Outstanding Principal at end of Fiscal Year:

(a) (i) outstanding principal amount of A-1 Notes:	$111,627,374.77
(ii) A-1 Note Pool Factor:	0.57

(b) (i) outstanding principal amount of A-2 Notes:	$187,000,000.00
(ii) A-2 Note Pool Factor:	1.0000000

(c) (i) outstanding principal amount of A-3 Notes:	$202,000,000.00
(ii) A-3 Note Pool Factor:	1.0000000

(d) (i) outstanding principal amount of A-4 Notes:	$149,000,000.00
(ii) A-4 Note Pool Factor:	1.0000000

(e) (i) outstanding principal amount of B Notes:	$15,150,000.00
(ii) B Note Pool Factor:	1.0000000

(f) (i) Certificate Balance	$7,546,670.00
(ii) Certificate Pool Factor:	1.0000000

(4) Note Value at the end of Fiscal Year	$672,324,044.77

(5) Pool Balance (excluding accrued interest) at the end of Fiscal Year	$663,725,357.77

(6) Amount of Servicing Fee paid during Fiscal Year:	$2,397,488.09
per $1,000 original principal amount:	$3.16

(7) Amount of Administration Fee paid during Fiscal Year:	$400.00

(8) Aggregate Purchase Amounts for Fiscal Year:	$0.00

(9) Amount in Reserve Account at end of Fiscal Year:	$13,259,692.00
Specified Reserve Account Balance:	$13,259,692.00

(10) Aggregate amount of Realized Losses at end of Fiscal Year:	$19,164.82

(11) Amount of Payments that are more than 60 days past due at end of Fiscal Year:	$711,861.00

(12) Number of loans at end of period:	25,863